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                                                                          Ex 4.2

                               AMENDMENT NO. 1 TO
             TALX CORPORATION OUTSIDE DIRECTORS' STOCK OPTION PLAN

     On May 15, 2001, the Compensation Committee of the Board of Directors reviewed and approved a special stock option award to Outside Directors of 1,000 shares effective May 1, 2001 at the closing price of the stock on that date and an adjustment to the annual award to 2,500 shares. The Board of Directors approved all recommendations of the Compensation Committee on May 15, 2001.